PETVIVO HOLDINGS, INC.

5251 Edina Industrial Blvd. Minneapolis, MN 55439 | (952) 405-6216 | www.petvivo.com

December 16, 2019

ESCROW AGREEMENT

This escrow agreement shall replace the Escrow Agreement entered into by John Lai, John Dolan, Wesley Hayne and Edward Wink, dated June 7, 2017. The present Escrow Agreement will supplant all terms and conditions of the prior Escrow Agreement and will govern the escrowed shares identified herein going forward. Mr. Carruth shall retain in escrow the Stock Certificates # 341, # 343 and # 338 issued to John Lai in the amounts of 175,000, 175,000 and 778,970 shares (shown as pre-2019-reverse-split # shares), respectively, of common stock of PetVivo Holdings, Inc. ("Stock Certificates"). As of the date of this Escrow Agreement these Stock Certificates represent post-2019-reverse-split shares equating to 157,500, 157,500 and 701,073 shares, respectively. John Carruth will hold these Stock Certificates in escrow as collateral until the terms and conditions related to such escrow and the release of the shares identified herein are satisfied in full. Note that the share increments identified below associated with the Stock Certificate must be immediately forwarded to Mr. Lai once the terms for release identified herein are satisfied and/or achieved and Mr. Lai requests release.

All parties executing this Escrow Agreement agree that One Million Sixteen Thousand and Seventy-Three (1,016,073) shares of the common stock as identified above in certificates numbered 341, 343 and 338 may be released from escrow to Mr. Lai immediately upon satisfying the following conditions while remaining employed by the Company:

- PetVivo obtains equity financing in an amount of at least Five Million Dollars ($5,000,000); and
- PetVivo's listing on Nasdaq, the New York Stock Exchange or an equivalent securities exchange.

Note that if one or more condition(s) specified herein are not satisfied, all of the shares held in escrow are to be transferred to the treasury of PetVivo Holdings, Inc. for cancellation. Also, if John Lai is terminated with cause, or voluntarily resigns from his position as CEO of PetVivo, all of the shares held in escrow are to be transferred to the treasury of PetVivo Holdings, Inc. for cancellation; for the purpose of determining cause, if the Board does not a state cause, then it is presumed to be without cause. If John Lai is terminated without cause, these shares are to be released to John regardless of whether or not the above conditions have been satisfied.

Since John Carruth is the Treasurer of PetVivo Holdings, Inc. and also the escrow agent for these shares, he will submit these certificates to the Company's transfer agent for cancellation upon review and approval of this action in light of this escrow agreement by the Company's Audit Committee. If no Audit Committee exists, John Carruth will act according to his interpretation of the terms identified herein. John Carruth reserves the right to transfer his responsibilities as Escrow Agent to the Company's General Counsel if he is no longer engaged with PetVivo Holdings, Inc. for any reason.

John Carruth
Escrow Agent

John Dolan
PetVivo Holdings Inc.
General Counsel

John Lai